EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT: Mike Thomsen, Chief Financial Officer

For Immediate Release:

November 13, 2003

SCHEID VINEYARDS INC. REPORTS THIRD QUARTER RESULTS

President Comments on 2003 Harvest

SALINAS, CA - November 13, 2003 - Scheid Vineyards Inc. (Nasdaq:  SVIN) announced today its financial results for the third quarter ended September 30, 2003.

For the three months ended September 30, 2003, revenues increased 51% to $11,501,000 from $7,598,000 in the 2002 period.  Net income increased to $2,175,000, or $0.40 per share, for the 2003 period as compared to $873,000, or $0.16 per share, for the 2002 period.

For the nine months ended September 30, 2003, revenues increased 53% to $13,092,000 from $8,565,000 in the 2002 period.  Net income was $821,000, or $0.15 per share, for the 2003 period as compared to a net loss of $303,000, or $0.06 per share, for the 2002 period.

Mr. Mike Thomsen, Chief Financial Officer of the Company, stated, “The increase in revenues was due primarily to the fact that through September 30, 2003, the Company had harvested 48% of its producing acres, compared to 34% at September 30, 2002.  In addition, the acres harvested through September 30, 2003 produced a higher average yield than those acres harvested through September 30, 2002.  These increases were offset by a decrease in the number of producing acres of approximately 4% and a decrease in the average price per ton received through September 30, 2003 of approximately 4%, as compared to the average price through September 30, 2002.”  Mr. Thomsen continued by stating, “The percentage of completion of harvest at September 30th  of each year is highly dependent on weather conditions in the growing season and can be expected to fluctuate from year to year.”

SVIN Reports 3rd Quarter Results

November 13, 2003

Commenting on the 2003 harvest, Scott D. Scheid, President of the Company, stated, “The Company completed the harvest of its vineyards the week of November 3rd, with an increase in total tons harvested in 2003 as compared to 2002 of approximately 15%.  We are currently estimating that revenues for the fiscal year ending December 31, 2003 will be in excess of $25 million, an increase of approximately 3% from fiscal 2002 revenues.  We caution that historical cost of sales and other expenses deducted in arriving at net income should not be expected to provide an indication of gross profit or net income to be reported by the Company for fiscal 2003.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is a leading independent producer of premium wine grapes and operates approximately 6,000 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own labels.

Note:  This press release contains forward-looking statements concerning expectations for the 2003 harvest and the Company’s 2003 financial performance.  These forward-looking statements can generally be identified as such because the context of the statement will include such words as the Company “estimates” or words of similar import.  Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives or goals are also forward-looking statements.  Such forward looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iii) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (iv) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (v) consumer demand and preferences for the wine grape varieties produced by the Company, (vi) general health and social concerns regarding consumption of wine and spirits, (vii) the size and growth rate of the California wine industry, (viii) seasonality of the wine grape producing business, (ix) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (x) competition from other producers and wineries, (xi) proposed expansion of the Company’s wine business, (xii) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xiii) the availability of financing on terms acceptable to the Company, and (xiv) the Company’s labor relations.  These and other factors, risks and uncertainties are discussed in greater detail under the caption “Business - Cautionary Information Regarding Forward Looking Statements” in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2003.  Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Sales	$11,226	$7,281	$12,419	$7,845
Vineyard management, services and other fees	275	317	673	720
Total revenues	11,501	7,598	13,092	8,565
COST OF SALES	6,523	4,795	7,764	5,532
GROSS PROFIT	4,978	2,803	5,328	3,033
General and administrative expenses	1,100	1,040	3,358	3,030
Income from related partnership	—	—	—	(269)
Interest expense, net	205	307	554	777
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	3,673	1,456	1,416	(505)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	1,498	583	595	(202)
NET INCOME (LOSS)	$2,175	$873	$821	$(303)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$0.40	$0.16	$0.15	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,475	5,475	5,475	5,475

(1) There is no difference between basic and diluted earnings per share.